Exhibit 99.1

NEWS RELEASE for November 15, 2005 at 6:00 a.m. EST

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, EVP & CFO
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE THIRD QUARTER AND

THE FIRST NINE MONTHS OF 2005

Earnings Conference Call Scheduled for Wednesday, November 16 at 11:00 a.m. EST

MIAMI, FL (November 15, 2005) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported its results for the third quarter and the first nine months of 2005.

Net income for the third quarter of 2005 rose 97% to $10.7 million, or $0.44 per diluted share, as compared to $5.4 million, or $0.23 per diluted share, for the same quarter in the prior year. For the first nine months of 2005, the Company reported earnings of $27.6 million, or $1.15 per diluted share, as compared to $17.3 million, or $0.74 per diluted share, for the same period a year ago.

“We are very pleased with our results through the third quarter and anticipate reporting another record year,” said Paul Stebbins, Chairman and Chief Executive Officer. “In addition, with the completion of our equity offering, we have strengthened our capital base and are well positioned to fund further business expansion.”

A conference call has been scheduled for Wednesday, November 16th, at 11:00 AM ET to discuss the Company’s results.

To join the call from Canada and the US, dial 1 (800) 205-6183; International calls may be placed by dialing 1 (415) 908-4701. In addition, the call will be broadcast live simultaneously over the Internet and may be accessed online by going to the Company’s site at www.wfscorp.com or by going to http://phx.corporate-ir.net/playerlink.zhtml?c=101792&s=wm&e=1152502.

A replay of the call will be available through November 23, 2005, and may be accessed from Canada and the US by dialing 1 (800) 633-8284 and entering conference ID number 21269191; International calls may be placed by dialing 1 (402) 977-9140. A replay of the webcast will also be available through December 31, 2005, at the URLs noted above.

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WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE THIRD QUARTER AND THE FIRST NINE MONTHS OF 2005

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THIRD QUARTER AND NINE MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Nine Months Ended
	($ in thousands, except per share data)
	9/30/05	9/30/04	9/30/05	9/30/04
Revenue	$2,307,357	$1,568,974	$6,199,692	$3,863,526
Income From Operations	$15,942	$6,573	$36,881	$23,147
Net Income	$10,692	$5,439	$27,639	$17,338
Diluted earnings per share	$0.44	$0.23	$1.15	$0.74

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine and aviation fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports and seaports worldwide. With 43 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include international container and tanker fleets and time-charter operators. For more information, call (305) 428-8000 or visit www.wfscorp.com.

Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE THIRD QUARTER AND THE FIRST NINE MONTHS OF 2005

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited - In thousands)

	As of
	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$165,677	$64,178
Accounts and notes receivable, net	683,101	490,780
Inventories	50,419	40,901
Receivables related to derivative contracts	89,143	9,724
Prepaid expenses and other current assets	64,790	42,485

Total current assets	1,053,130	648,068

PROPERTY AND EQUIPMENT, NET	9,189	7,092

OTHER ASSETS	59,762	57,011

	$1,122,081	$712,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$492	$1,100
Accounts payable	604,127	385,243
Payables related to derivative contracts	87,975	10,102
Customer deposits	30,333	36,476
Accrued expenses and other current liabilities	32,674	34,064

Total current liabilities	755,601	466,985

LONG-TERM LIABILITIES	24,245	56,683

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	342,235	188,503

	$1,122,081	$712,171

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WORLD FUEL SERVICES REPORTS EXCELLENT RESULTS FOR THE THIRD QUARTER AND THE FIRST NINE MONTHS OF 2005

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited - In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$2,307,357	$1,568,974	$6,199,692	$3,863,526
Cost of sales	2,261,120	1,539,300	6,076,882	3,776,818

Gross profit	46,237	29,674	122,810	86,708

Operating expenses:
Salaries and wages	17,259	13,494	47,378	35,276
Provision for bad debts	2,477	572	6,572	2,811
Other	10,559	9,035	31,979	25,474

	30,295	23,101	85,929	63,561

Income from operations	15,942	6,573	36,881	23,147
Other expense, net	(795)	(288)	(1,183)	(1,917)

Income before income taxes	15,147	6,285	35,698	21,230
Provision for income taxes	4,438	784	7,589	3,641

	10,709	5,501	28,109	17,589
Minority interest in income of consolidated subsidiaries	17	62	470	251

Net income	$10,692	$5,439	$27,639	$17,338

Basic earnings per share	$0.47	$0.24	$1.22	$0.79

Basic weighted average shares	22,966	22,340	22,608	22,008

Diluted earnings per share	$0.44	$0.23	$1.15	$0.74

Diluted weighted average shares	24,436	23,632	24,127	23,382

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